Exhibit 99.1
Newcastle Partners, L.P.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
(214) 661-7474 • Fax (214) 661-7475
August 18, 2009
Via Email and FedEx
To the Board of Directors of MedQuist, Inc., collectively Peter Berger, Frank Baker, Bob Aquilina, Michael Seedman, Colin O’Brien, John Jastrem, Andrew Vogel, Warren Pinkert and Brian O’Donoghue
c/o Mark Sullivan General Counsel & Chief Compliance Officer
MedQuist Inc.
1000 Bishops Gate Blvd., Suite 300
Mt. Laurel, NJ 08054
Re: Disagreements with MedQuist, Inc.
Gentlemen,
Due to my disagreement with MedQuist, Inc. (“MedQuist” the “Company”) regarding a recurring number of issues, I hereby resign as a member of the MedQuist, Inc. Board of Directors effective immediately.
Because not one word of discussion has occurred at the MedQuist Board level regarding actions taken to remove me and Brian O’Donoghue as directors, I wish other MedQuist directors to know I strongly disagree with this action and the undeniable signal it sends regarding the future intent of CBay, Inc. (“CBay”). Furthermore, I find particularly objectionable the manner in which this whole affair has been handled.
For the record, MedQuist directors should appreciate that Newcastle Partners, L.P. (“Newcastle”), my investment partnership, has been a shareholder in MedQuist for more than five years, since June 2004. In addition, during much of that time Newcastle has been the second-largest shareholder in the company, behind Koninklijke Philips Electronics N.V. (“Philips”) and subsequently CBay.
Given Newcastle’s long-term commitment to its ownership in MedQuist shares and the efforts undertaken as a director of the Company, and otherwise, to improve the Company’s position for all shareholders alike, it is particularly offensive to have received a cursory, one-minute phone call from Peter Berger, whereby I was informed that CBay intended to remove me as a director of the MedQuist Board. There was not one solitary reason offered as to why this action was being taken. Mr. Berger’s positioning this action as being taken by CBay, as though CBay were independent of him and MedQuist, was particularly disingenuous given Mr. Berger’s controlling interest in both CBay and MedQuist.
With no explanation offered as to what prompts the need to remove us as directors, one is only left to surmise what Mr. Berger’s true intent is. This is also the case with regard to Mr. Berger’s great sense of urgency. If changes in the composition of the MedQuist Board are needed, why not handle it in the ordinary course, e.g., the next annual meeting of stockholders? What is it that Mr. Berger wants to do that requires such great urgency in removing us as directors now?
I wish MedQuist directors to know that I strongly object to MedQuist’s previously scheduled regular meeting of the Board of Directors on July 28, 2009 having been postponed by Mr. Berger, until such a time that I am no longer on the Board. Instead of conducting business as usual, it appears Mr. Berger intends to do otherwise. Once again, one can only surmise as to what Mr. Berger seeks to accomplish at a board meeting that cannot be done in my presence. Perhaps the answer lies in the many related party transactions that have been undertaken, and those that remain proposed, between MedQuist and CBay.
Tellingly, my disagreements with MedQuist began when Mr. Berger, through his cast of hand-picked directors, undertook among their very first actions as new MedQuist directors to remove me and Brian O’Donoghue from the Audit Committee — the committee that is charged with the responsibility of overseeing related party transactions.
Since that time, Mr. Berger has imposed an enormous burden on the Audit Committee in vetting all manner of related party transactions. Burdened with this thankless task, the Audit Committee has invested a huge amount of time, effort and cost in dealing with these requests. But now, does Mr. Berger seek to effect a related party transaction involving certain fees to be paid to CBay that will require the approval of the full Board of Directors — a transaction that cannot be deferred to and “managed” through the Audit Committee process? Perhaps Mr. Berger fears such a transaction put to a vote of the full Board would not meet with approval and, accordingly, now wishes to remove me and Brian O’Donoghue as directors?
On principal, I wholly disagree with such fees being paid to CBay. MedQuist has more than capable management talent in place and does not separately require the services of CBay management or directors, and certainly has no business paying fees to CBay under the guise of payment for such services — the only effect of which is to provide CBay a special dividend that no other MedQuist shareholder enjoys.
As the MedQuist directors should well appreciate by now, this whole affair is reflective of the inherently problematic nature of the convoluted ownership structure between CBay and MedQuist. Mr. Berger cannot be faulted for having seized an opportunity to buy Philips’ stake in MedQuist and a bargain basement, fire sale price of $8.25 per share (adjusted for the $2.75 dividend). However, as a result of Mr. Berger’s unwillingness at that time to buy the non-Philips’ owned shares at a price that would have garnered a fairness opinion from the Company’s financial advisor, he has knowingly saddled everyone involved with a complex, convoluted and conflicted situation in which Mr. Berger attempts to operate two independent companies as though they were one. By definition, CBay and MedQuist are industry competitors and have entirely different agendas and stake holders. In a scenario such as this, how is it possible for Mr. Berger and the other CBay directors who sit on the MedQuist board to discharge their fiduciary interests to MedQuist shareholders, particularly when they seek to cause MedQuist to pay fees to CBay?
During this past year, my concerns have been further heightened by the recurring comments of Mr. Berger in which he indicates an ongoing interest in seeking some advantage over the MedQuist minority shareholders, whether by reincorporation out of New Jersey, a delisting of the shares, a low-ball tender offer, a squeeze out merger, etc. This of course boggles the mind. There is such a small increment of value that could ever be captured through such tactics, why would Mr. Berger take anything other than the “high road”?
The MedQuist Board should to be singularly focused on protecting and furthering the interests of all MedQuist shareholders and wholly intolerant of any effort to benefit one set of shareholders at the expense of another. After all, there is plenty of value for all to share on a fair and equitable basis. MedQuist is a wonderful company that is performing very well. Per the Company’s recent June 30, 2009 Form 10-Q, we have $54 million of cash, not a nickel of debt and valuable federal tax loss carry forwards that were in excess of $100 million at year end. Despite this, MedQuist remains a severely undervalued company. At current trading prices, MedQuist has an equity market capitalization of roughly $300 million and trades at an enterprise valuation of approximately 4.3x the annualized June 2009 quarter’s EBITDA of $15 million. Among the highest priorities of the Board should be achieving deserved recognition for the latent value that exists in the MedQuist shares, such that the value is shared by all shareholders alike. Actions that are inconsistent with this will detract from the value realized by everyone. Mr. Berger’s efforts to circumvent the Board’s own processes by unilaterally removing directors will only sully the Company’s reputation and increase the burden on all remaining directors. Ironically, Mr. Berger seeks to remove the only directors other than CBay who have any meaningful ownership in MedQuist shares. Once again, one is left to wonder why, but his actions speak louder than any words possible could.

Mark E. Schwarz
Member of the Board of Directors of
MedQuist, Inc.